Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in the Registration Statement on Form S-8 (No. 333-215913) of Ramaco Resources, Inc. of our report dated February 18, 2021, with respect to the consolidated balance sheets of Ramaco Resources, Inc. as of December 31, 2020 and 2019, and the related consolidated statements of operations, equity, and cash flows for each of the years in the three-year period ended December 31, 2020, which report appears in the December 31, 2020 Annual Report on Form 10-K of Ramaco Resources, Inc.

/s/ Briggs & Veselka Co.

Briggs & Veselka Co.

Houston, Texas

February 18, 2021